Exhibit 99.1

Verrica Pharmaceuticals Reports First Quarter 2019

Financial Results

-Reported positive topline data from pivotal Phase 3 clinical trials of VP-102 for the treatment of molluscum contagiosum

-Preparing to submit NDA in second half of 2019

WEST CHESTER, PA – May 7, 2019 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases, today announced financial results for the first quarter ended March 31, 2019.

“The first quarter of 2019 was monumental for Verrica as we reported positive Phase 3 topline data of our lead product candidate, VP-102, for the treatment of molluscum contagiosum, and then presented that data to the medical community during a late-breaking session at the American Academy of Dermatology annual meeting,” commented Ted White, President and Chief Executive Officer of Verrica. “We are focused on continuing that momentum with healthcare providers, enhancing disease awareness for this under-treated condition, and preparing to submit the company’s first new drug application with the FDA in the second half of 2019. Molluscum is a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States and our ultimate goal is to bring a safe and efficacious, FDA-approved treatment option to them.”

Business Highlights and Recent Developments

•

Achieved positive topline results in two pivotal Phase 3 clinical trials of VP-102 (CAMP-1 and CAMP-2) in patients with molluscum contagiosum (molluscum). Both trials evaluated the safety and efficacy of VP-102, a potential first-in-class topical therapy containing 0.7% cantharidin, compared to placebo and both achieved statistical significance for the primary endpoint with p-values less than 0.0001.

•

Presented positive Phase 3 clinical results in the Late-Breaking Research: Clinical Studies/Pediatric Session at the American Academy of Dermatology annual meeting on March 2, 2019 in Washington, DC. Lead investigator, Dr. Lawrence F. Eichenfield, Chief of Pediatric and Adolescent Dermatology at Rady Children’s Hospital-San Diego, presented the results at the meeting.

•	Continued progress with the Phase 2 trial of VP-102 in common warts (COVE-1), with topline results anticipated during the second quarter of 2019.

•	Announced plans to initiate a Phase 2 trial of VP-102 in external genital warts in the second quarter of 2019.

•	Appointed Neil D. DeHenes as Vice President of Distribution, Trade and Channel Strategy.

Financial Results

Verrica reported a net loss of $7.5 million for the first quarter of 2019, compared to a net loss of $1.8 million for the same period in 2018.

Research and development expenses were $4.5 million in the first quarter of 2019, compared to $0.9 million for the same period in 2018. The increase was primarily due to the advancement of the VP-102 clinical development programs for the treatment of molluscum and common warts and an increase in costs associated with increased headcount and associated salary, bonus and stock-based compensation expense.

General and administrative expenses were $3.5 million in the first quarter of 2019, compared to $1.0 million for the same period in 2018. The increase was primarily due to increased corporate infrastructure and additional costs associated with operating as a public company.

As of March 31, 2019, Verrica had aggregate cash, cash equivalents and marketable securities of $83.3 million.

About Verrica Pharmaceuticals Inc.

Verrica Pharmaceuticals is a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases. The company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum, a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States. There are currently no FDA-approved treatments for molluscum. Following positive topline results from two pivotal Phase 3 trials, a New Drug Application for VP-102 for the treatment of molluscum is planned for the second half of 2019. VP-102 is also currently in a Phase 2 trial for the treatment of common warts, with an additional Phase 2 trial planned in external genital warts. A second product candidate, VP-103, is in pre-clinical development for plantar warts. For more information, visit www.verrica.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential submission of a new drug application in the second half of 2019 for VP-102 for the treatment of molluscum, clinical development of Verrica’s product candidates, including the receipt of topline results from the Phase 2 trial of VP-102 in common warts and the initiation of a Phase 2 trial in external genital warts in the second quarter of 2019. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 7, 2019, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$4,487	$927
General and administrative	3,539	961

Total operating expenses	8,026	1,888

Loss from operations	(8,026)	(1,888)
Other income	547	41

Net loss	$(7,479)	$(1,847)

Net loss per share, basic and diluted	$(0.30)	$(0.65)

Weighted average common shares outstanding, basic and diluted	24,857,771	2,850,640

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	March 31, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$83,282	$89,809
Total assets	85,979	91,906
Total liabilities	3,218	2,477
Total stockholders’ equity	82,761	89,429

IR Contacts:

Chris Degnan

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Patti Bank

Managing Director

Westwicke Partners, an ICR Company

415.513.1284

patti.bank@westwicke.com

Media Contact:

Mike Beyer

Sam Brown Inc.

312.961.2502

mikebeyer@sambrown.com